EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                             (Dollars in Thousands)



                                                           Nine Months Ended
                                                             September 30,
                                                       -------------------------
                                                         1998             1997
                                                         ----             ----
Income before income taxes                             $205,398         $163,331
Add fixed charges:
 Interest expense                                       347,794          304,647
 One-third rentals                                        2,786            2,052
                                                       --------         --------
   Total combined fixed charges                         350,580          306,699
                                                       --------         --------
Income as adjusted                                     $555,978         $470,030
                                                       --------         --------
Ratio of income to fixed charges                           1.59             1.53
                                                       ========         ========